    As filed with the Securities and Exchange Commission on July 14, 1999
                                                  Registration No.333-75281
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                  ___________

                                AMENDMENT NO. 3
                                      to
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                               ________________
                                CEPHALON, INC.
            (Exact name of registrant as specified in its charter)

          Delaware                                        2834                                     23-2484489
(State or other jurisdiction of              (Primary Standard Industrial                (I.R.S. Employer Identification No.)
incorporation or organization)                   Classification No.)


                            145 BRANDYWINE PARKWAY
                            WEST CHESTER, PA 19380
                                (610) 344-0200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 _____________

                                JOHN E. OSBORN
             SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                CEPHALON, INC.
                            145 BRANDYWINE PARKWAY
                            WEST CHESTER, PA 19380
                                (610) 344-0200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 ____________
                       Copies of all communications to:

                              DAVID R. KING, ESQ.
                          MORGAN, LEWIS & BOCKIUS LLP
                              1701 MARKET STREET
                            PHILADELPHIA, PA 19103
                                (215) 963-5000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]




The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED JULY 14, 1999



(PROSPECTUS)
------------

                               1,945,000 SHARES

                                CEPHALON, INC.

                                 COMMON STOCK


     The selling stockholders may offer these shares which they may receive upon exercise of warrants as described in "Exercise of the Warrants" on page 13.






     Our common stock is quoted on the Nasdaq National Market under the symbol "CEPH." On July 13, 1999 the last reported closing price of our common stock was $18.375 per share.

     YOU SHOULD READ THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST. SEE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR A DISCUSSION OF THE MATERIAL RISKS INVOLVED IN INVESTING IN THE SHARES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY CHANGE. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
                         ____________________________

                 THE DATE OF THIS PROSPECTUS IS JULY __, 1999

                               TABLE OF CONTENTS

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
Cephalon....................................................................................................     3
Risk Factors................................................................................................     5
Use of Proceeds.............................................................................................    13
Exercise of the Warrants....................................................................................    13
Selling Stockholders........................................................................................    14
Plan of Distribution for the Resale of the Shares...........................................................    15
About this Prospectus.......................................................................................    16
Where You Can Find More Information.........................................................................    16
Forward-Looking Statements..................................................................................    16
Legal Opinion...............................................................................................    17
Experts.....................................................................................................    17

                                   CEPHALON

Cephalon, Inc., headquartered in West Chester, PA, is an international biopharmaceutical company dedicated to the discovery, development and marketing of products to treat neurological disorders and cancer.

     In December 1998, we received approval from the U.S. Food and Drug Administration to market PROVIGIL(R), generically called modafinil, tablets [C-IV], our first approved product in the United States. The FDA approved PROVIGIL for treating excessive daytime sleepiness associated with narcolepsy. Our sales organization initiated sales of PROVIGIL in the U.S. in February 1999. We began marketing PROVIGIL in the United Kingdom in March 1998 and the Republic of Ireland in February 1999 through our United Kingdom-based sales organization. Additionally, we have rights to commercialize PROVIGIL in Austria, Italy, Mexico and Switzerland, and we have either filed or are preparing to file applications seeking marketing approval in these countries. We also have rights to PROVIGIL in Japan. We are highly dependent on the commercial success of PROVIGIL in the United States. The "Risk Factors" section on page 5 of this prospectus contains more information about our dependence on PROVIGIL.

     In February 1997, our company and Chiron Corporation submitted a new drug application to the FDA for approval to market MYOTROPHIN(R), generically called mecasermin, injection in the United States for the treatment of amyotrophic lateral sclerosis. In May 1998, the FDA issued a letter stating that the NDA was "potentially approvable," under certain conditions. We cannot predict whether these conditions can be met to the satisfaction of the FDA, and the prospects for regulatory approval of MYOTROPHIN continue to be very uncertain in the United States. Because we believed the European regulatory authorities would not approve our application, in September 1998, we withdrew the joint marketing authorization application for MYOTROPHIN in Europe for the treatment of ALS.

     We have initiated clinical studies exploring the utility of PROVIGIL in treating excessive daytime sleepiness and fatigue associated with disorders other than narcolepsy, such as sleep apnea and multiple sclerosis. We have a significant discovery research program that focuses on discovering and developing treatments for neurological disorders such as Parkinson's disease, Alzheimer's disease and stroke, and oncological disorders such as prostate cancer, pancreatic cancer and a variety of other cancers. We have also formed an alliance with TAP Holdings Inc. for the development of signal transduction modulators for the treatment of cancers and prostate disorders in the United States. TAP is conducting Phase I clinical studies of intravenously and orally administered compounds, as part of this alliance.

     Our research and development efforts focus primarily in two areas: neurodegenerative disorders and oncological disorders. Neurodegenerative disorders are characterized by the death of neurons, the specialized conducting cells of the nervous system. Oncological disorders are characterized by the uncontrolled proliferation of cells that form tumors. We utilize our technical expertise in molecular biology, molecular pharmacology, biochemistry, cell biology, tumor biology and chemistry to develop products in both of these areas. Our research strategy has focused on understanding the cellular mechanisms of cell survival and cell death. This understanding may allow medicinal chemical approaches toward creating novel, small, orally active, synthetic molecules which would facilitate the death of tumor cells leading to new therapies in oncology or would cross the blood-brain barrier (which prevents the free passage of many molecules between the bloodstream and the central nervous system) and enhance the survival of neurons, thereby intervening in the progression of neurodegenerative disorders. We believe that our multidisciplinary technology approach facilitates the development of a portfolio of potential products for the treatment of neurological disorders which involve neuronal death such as Parkinson's disease, Alzheimer's disease and stroke, and oncological disorders such as prostate cancer, pancreatic cancer and a variety of other cancers.

                                 RISK FACTORS

     You should carefully consider the following risk factors and the other information presented in this prospectus before deciding to invest in the shares of common stock covered by this prospectus.

DURING THE NEXT SEVERAL YEARS, WE WILL BE VERY DEPENDENT ON THE COMMERCIAL SUCCESS OF PROVIGIL, AND WE MAY BE UNABLE TO ATTAIN PROFITABILITY ON SALES OF PROVIGIL.

     At our present level of operations, we will not be able to attain profitability if physicians prescribe PROVIGIL only for those who are diagnosed narcoleptics, and we may not promote PROVIGIL outside of this approved use. In December 1998, the FDA approved PROVIGIL for use by those suffering from excessive daytime sleepiness associated with narcolepsy. The market for use of PROVIGIL in narcolepsy patients is relatively small; it is limited to approximately 125,000 persons in the United States, of which we estimate between 30,000 and 45,000 currently are seeking treatment from a physician. We have initiated clinical studies to examine whether or not PROVIGIL is effective and safe when used in connection with disorders other than narcolepsy, but we do not know whether these studies will in fact demonstrate safety and efficacy, or if they do, whether we will succeed in receiving regulatory approval to market PROVIGIL for additional disorders. If the results of these studies are negative, or if adverse experiences are reported in these clinical studies or otherwise in connection with the use of PROVIGIL by patients, this could undermine physician and patient comfort with the product and limit the commercial success of the product. Even if the results of these studies are positive, the impact on PROVIGIL may be negligible until we are able to obtain FDA approval to expand the authorized use of PROVIGIL to include treatment for conditions other than excessive daytime sleepiness associated with narcolepsy. FDA regulations restrict our ability to communicate the results of additional clinical studies to patients and physicians without first obtaining from the FDA approval to expand the authorized uses for this product. As a result, it may be several years, if ever, before we have sales revenue from PROVIGIL beyond that attributable to prescriptions for diagnosed narcoleptics.
     In addition, the following factors could limit the rate and level of market acceptance of PROVIGIL:

 .    the effectiveness of our sales and marketing efforts relative to those of our competitors;

 .    the availability and level of reimbursement for PROVIGIL by third-party payors, including Federal, state and foreign government agencies;

 .    the occurrence of any side effects or adverse reactions (or unfavorable publicity relating thereto) stemming from the use of PROVIGIL.

We have described these and other factors in more detail below:

Our lack of experience selling pharmaceuticals, together with significant competition, may impact our ability to effectively market and sell PROVIGIL in the United States.

     In the United States and elsewhere, PROVIGIL faces significant competition in the marketplace since narcolepsy is currently treated with several drugs, all of which have been available for a number of years and many of which are available in inexpensive generic forms. Thus, we will need to demonstrate to physicians and third party payors that the cost of PROVIGIL is reasonable and appropriate in light of the safety and efficacy of the product, and the related health care benefits to the patient.

     During the past few years, we have developed a specialty sales organization focused on marketing, promoting and detailing the products of other companies to neurologists. However, we have no experience in marketing, selling or distributing our own products in the United States, and we lack the more substantial experience held by major pharmaceutical companies in developing, training and managing a sales organization over an extended period of time. More recently, we have established a managed care sales force to market our products to health maintenance organizations, prescription benefit management firms, and other third party payors; we also lack substantial experience in this area and we cannot be certain that we will be successful in our efforts to market our products to these groups.

The efforts of government entities and third party payors to contain or reduce the costs of health care may affect our sales and limit the commercial success of PROVIGIL.

     In certain foreign markets, pricing or profitability of pharmaceutical products is subject to governmental control. In the United States, there have been, and we expect there will continue to be, various Federal and state proposals to implement similar government controls. The commercial success of PROVIGIL could be limited if federal or state governments adopt any such proposals. In addition, in both the United States and elsewhere, sales of pharmaceutical products depend in part on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. Third party payors increasingly challenge the prices charged for products, and limit reimbursement levels offered to consumers for such products. Efforts directed toward PROVIGIL by third party payors could impair the commercial success of the product.

As PROVIGIL is used commercially, unintended side effects may appear that could impact sales of PROVIGIL.

     We have limited the usage of PROVIGIL to clinical trial patients under controlled conditions and under the care of expert physicians. We cannot predict whether the commercial use of PROVIGIL will produce undesirable or unintended side effects that have not been evident in our clinical trials.

We may not be able to maintain market exclusivity for PROVIGIL, and therefore potential competitors may develop competing products, which could result in a decrease in sales and market share, and could cause us to have to cut prices to compete successfully, and would prevent PROVIGIL from being a commercial success.

     We hold exclusive license rights to a composition-of-matter patent covering modafinil as the active drug substance in PROVIGIL; this patent was to have expired in 1998 in the United States, but we have applied for a patent extension that, if granted, would run through November 18, 2001. In addition, we own a U.S. patent covering the particle size of modafinil which issued in 1997. However, we may not succeed in obtaining any extension for the composition-of-matter patent, and we cannot guarantee that any of our patents will be found to be valid if their validity is challenged by a third party, or that these patents (or any other patent owned or licensed by us) would prevent a potential competitor from developing competing products or product formulations that avoid infringement.

     In the United States, the Orphan Drug Act provides incentives to drug manufacturers to develop and manufacture drugs for the treatment of rare diseases. The FDA has granted orphan drug status to PROVIGIL for its use in the treatment of excessive daytime sleepiness associated with narcolepsy. The grant of orphan drug status to PROVIGIL allows us a seven-year period of marketing exclusivity for the product in that indication. While the marketing exclusivity provided by the orphan drug law should prevent other sponsors from obtaining approval of the same compound for the same indication (unless the other sponsor can demonstrate clinical superiority), it would not prevent approval of the compound for other indications that otherwise are non-exclusive, nor approval of other kinds of compounds for the same indication.

Manufacturing, supply and distribution problems could create supply disruptions that would damage commercial prospects for PROVIGIL.

     We depend upon Laboratoire L. Lafon as our sole supplier of bulk modafinil compound, the active drug substance contained in PROVIGIL. Moreover, we depend upon a single manufacturer that is qualified to manufacture finished PROVIGIL for commercial purposes, and a non-active ingredient used in PROVIGIL is no longer manufactured or commercially available. We maintain an inventory of modafinil compound to protect against supply disruptions and, at anticipated levels of demand, we also have several years supply of the ingredient that is no longer available. We are preparing a new formulation of PROVIGIL that would not include the now unavailable ingredient, and could enable us to qualify additional tablet manufacturers with regulatory authorities. However, the introduction of any such new formulation requires that we establish that the new formulation is bioequivalent to the current one, and also requires regulatory approval. If we are unable to develop and obtain approval for a new formulation, or if demand for the product were to greatly exceed expectations, we could face supply disruptions that would result in significant costs and delays, undermine goodwill established with physicians and patients, and damage commercial prospects for PROVIGIL.

     We must comply with all applicable regulatory requirements of the FDA and foreign authorities, including current Good Manufacturing Practice regulations ("cGMP"). The facilities used to manufacture, store and distribute our products are subject to inspection by the FDA and other regulatory authorities at any time to determine compliance with cGMP and other regulatory requirements. The cGMP regulations are complex, and failure to be in compliance could lead to remedial action, civil and criminal penalties and delays in production of material.

     We rely on several third parties in the United States to formulate, tablet, package, distribute, provide customer service activities and accept and process returns. Although we employ a small number of persons to coordinate and manage the activities undertaken by these third parties, we have relatively limited experience in this regard. Any disruption in these activities could impede our ability to sell PROVIGIL and reduce sales revenue.

IF WE ARE UNABLE TO MAINTAIN CERTAIN CASH BALANCES UNDER THE TERMS OF OUR REVENUE SHARING NOTES, HOLDERS OF OUR REVENUE SHARING NOTES HAVE THE RIGHT TO AN INCREASED ROYALTY PERCENTAGE, WHICH WILL INCREASE OUR ROYALTY EXPENSE, AND MAY HAVE THE RIGHT TO ACCELERATE THE NOTES AND FORECLOSE ON THE SECURITY, WHICH WILL RESULT IN THE LOSS OF OUR RIGHTS TO PROVIGIL.


     The notes contain a number of covenants, including a requirement to maintain cash and cash equivalent balances of $40,000,000 through December 31, 1999 and $30,000,000 during the remainder of the term of the notes. This requirement to maintain cash and cash equivalent balances may limit our flexibility to use our cash resources for other corporate purposes. The notes are also secured by our licenses, patents and FDA rights relating to PROVIGIL. The notes also require us to pay a royalty of 6% on net U.S. PROVIGIL sales for 5 years, which we may reduce to 4 years under certain circumstances. If we fail to maintain the required cash balances, the holders of the notes can declare a default and increase the royalty percentage to 25% of net U.S. PROVIGIL sales and, if the default is not cured within one year, can accelerate the due date of the notes and foreclose on the security. The holders of the notes can also foreclose on the security if we fail to pay principal and interest when due or violate certain other covenants.

IF WE ARE UNABLE TO RAISE SUBSTANTIAL ADDITIONAL FUNDS, WE MAY BE FORCED TO CURTAIL OR RESTRUCTURE OPERATIONS, SELL CERTAIN ASSETS OR SELL ADDITIONAL STOCK, WHICH MAY ADVERSELY IMPACT OUR BUSINESS.

     Since our inception we have had negative cash flow from operations. Based on our use of funds for the quarter ended March 31, 1999, we had sufficient cash resources to fund our operations at their current level for at least twelve months. However, we will need to raise substantial additional funds to continue our operations at their current level, continue to meet our minimum cash balance requirements during the period prior to the repayment of the notes and pay the notes at maturity. We expect that it will be at least several years, if ever, before our level of commercial sales and other revenue will provide enough funds to generate positive cash flow from operations. Therefore, if we cannot raise additional funds, we will have to reduce our present level of spending, which may involve curtailing or restructuring our operations, including the sale of certain assets. Even after taking these steps, we would not be able to eliminate all of our existing fixed costs, such as occupancy expenses and debt service.

     Most of the funds we have raised to date have been through the sale of equity in our company; our ability to raise money through the sale of additional equity in our company, as well as the price at which such equity may be sold, are difficult to predict. If we issue common stock or securities convertible into common stock in order to raise such funds, the existing shareholders' percentage ownership of our company necessarily would be reduced.

THE VALUE OF YOUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY DUE TO THE VOLATILITY OF ITS MARKET PRICE AND TRADING VOLUME, WHICH SHOULD IMPACT YOUR DECISION TO BUY, SELL OR HOLD YOUR SHARES.

     The market price and trading volume of shares of our common stock is volatile, and we expect it to continue to be volatile for the foreseeable future. For example, during the previous 52 weeks, our common stock traded at a high price of $18.875 and a low price of $3.875. Negative announcements (such as adverse regulatory decisions, disputes concerning patent or other proprietary rights, or operating results that fall below the market's expectations) could trigger significant declines in the price of our common stock. In addition, news concerning certain external events, such as that concerning our competitors or changes in government regulations that may impact the biotechnology or pharmaceutical industries, also could affect the price of our common stock.

WE FACE SIGNIFICANT PRODUCT LIABILITY RISKS, WHICH MAY HAVE A NEGATIVE EFFECT ON OUR FINANCIAL PERFORMANCE.

     The administration of drugs to humans, whether in clinical trials or commercially, can result in product liability claims even if our drugs or a collaborator's drugs are not actually at fault for causing an injury. Furthermore, our products may cause, or may appear to have caused, adverse side effects or potentially dangerous drug interactions that we may not learn about or understand fully until the drug is actually manufactured and sold for some time. Product liability claims can be expensive to defend and may result in large judgments or settlements against us, which could have a negative effect on our financial performance. We maintain product liability insurance at a relatively limited level, and as such, claims could exceed our coverage. Furthermore, we cannot be certain that we will always be able to purchase sufficient insurance at an affordable price. Even if a product liability claim is not successful, the adverse publicity and time and expense of defending such a claim may interfere with our business.


WE ARE INVOLVED IN A NUMBER OF LEGAL PROCEEDINGS THAT, IF ADVERSELY ADJUDICATED OR SETTLED, COULD MATERIALLY IMPACT OUR FINANCIAL CONDITION.

     Cephalon, a current director and officer, and a former officer, have been named as defendants in a number of civil actions filed in the U.S. District Court for the Eastern District of Pennsylvania, all of which have been consolidated into a single class action. The plaintiff class is comprised of those persons and entities who purchased Cephalon common stock, or traded in options to buy or sell Cephalon common stock, during the period June 12, 1995 through and including June 7, 1996. Plaintiffs seek to hold defendants liable for stock trading losses that stem from alleged violations of the U.S. securities laws and alleged common law negligent misrepresentation. More specifically, plaintiffs have alleged that statements made by Cephalon and the named defendants relating to the results of certain clinical studies of MYOTROPHIN were misleading. We have vigorously defended this lawsuit and believe that there are valid defenses against the claims, but the defense of the action is expensive, and the costs of this defense will reduce the amount of insurance coverage that might otherwise be available to satisfy claims. Therefore, on June 4, 1999, Cephalon entered into a Stipulation of Settlement providing that Cephalon pay a total of $17,000,000 in full settlement of this action, inclusive of attorneys fees and expenses. Of this amount, $7,500,000 will be paid by our directors' and officers' liability insurance carriers; the remaining $9,500,000 will be paid by Cephalon. We have incurred charges to earnings sufficient to cover the costs of the proposed settlement. The Court has given its preliminary approval to the terms of this settlement, and a hearing to determine whether to approve definitively the settlement and dismiss the action with prejudice has been scheduled for July 29, 1999. In addition, a further complaint has been filed with the Court alleging that Cephalon is liable under common law for misrepresentations concerning the results of the MYOTROPHIN clinical trials, and that Cephalon and certain of its current and former officers and directors are liable for the actions of persons who allegedly traded in Cephalon common stock on the basis of material inside information. We believe that, with respect to their misrepresentation claim, the plaintiffs in this additional matter are in fact members of the above mentioned plaintiff class; we therefore expect that this claim will be barred as they will be found to be covered by the proposed settlement. In any event, we believe that we have adequate defenses to all claims raised in this action and that, even if there is a judgment against us, it will not have a negative effect on our financial condition or results of operations.


     Due to our involvement in promoting STADOL NS(R), generically called butorphanol tartrate, Nasal Spray, a product of Bristol-Myers Squibb Company ("BMS"), we are a co-defendant in a product liability action brought against BMS. Although we cannot predict with certainty the outcome of this litigation, we believe that any expenses or damages that we may incur will be paid by BMS under the indemnification provisions of our co-promotion agreement. As such, we do not believe that this action will have a negative effect on our financial condition or results of operations.


OUR RESEARCH AND DEVELOPMENT ACTIVITIES MAY NOT RESULT IN ANY ADDITIONAL PHARMACEUTICAL PRODUCTS, WHICH WOULD ADVERSELY EFFECT OUR OPERATIONS.

     We are highly focused on the research and development of potential pharmaceutical products. These activities include engaging in discovery research and process development, conducting preclinical and clinical studies, and seeking regulatory approval in the United States and abroad. In all of these areas, we have relatively limited resources and compete against major multinational pharmaceutical companies. Moreover, even if we undertake these activities in an effective and efficient manner, regulatory approval for the sale of new pharmaceutical products remains unlikely since, in our industry, the majority of compounds fail to enter clinical studies and the majority of therapeutic candidates entering clinical studies fail to be commercialized.


WE MAY NOT BE ABLE TO OBTAIN ADEQUATE PATENT PROTECTION EITHER IN THE UNITED STATES OR ABROAD, WHICH COULD IMPACT OUR ABILITY TO COMPETE EFFECTIVELY.

     We place considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. We intend to file applications for patents covering the composition of matter or uses of our drug candidates or our proprietary processes. We also rely on trade secrets, know-how and continuing technological advancements to support our competitive position. Although we have entered into confidentiality and invention rights agreements with our employees, consultants, advisors and collaborators, we cannot be sure that such agreements will be honored or that we will be able to effectively protect our rights to our unpatented trade secrets and know-how. Moreover, we cannot be sure that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how. In addition, many of our scientific and management personnel have been recruited from other biotechnology and pharmaceutical companies where they were conducting research in areas similar to those that we now pursue. As a result, we could be subject to allegations of trade secret violations and similar claims.

     In addition, we could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those licensed to us by third parties, and in defending suits against us or our employees relating to ownership of or rights to intellectual property. Such disputes could substantially delay our drug development or commercialization. The U.S. Patent and Trademark Office or a private party could institute an interference proceeding involving us in connection with one or more of our patents or patent applications. Such proceedings could result in an adverse decision as to priority of invention, in which case we would not be entitled to a patent on the invention at issue in the interference proceeding. The PTO or a private party could also institute reexamination proceedings involving us in connection with one or more of our patents, and such proceedings could result in an adverse decision as to the validity or scope of the patents.


OUR DEPENDENCE ON KEY EXECUTIVES AND SCIENTISTS COULD IMPACT THE DEVELOPMENT AND MANAGEMENT OF OUR BUSINESS.

     The nature of our business is such that we are highly dependent upon our ability to attract and retain qualified scientific, technical and managerial personnel. There is intense competition for qualified personnel in the pharmaceutical and biotechnology industries, and we cannot be sure that we will be able to continue to attract and retain qualified personnel necessary for the development and management of our business. Our research and development programs and our business might be harmed by the loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner. Much of the know-how we have developed resides in our scientific and technical personnel and is not readily transferable to other personnel. We do not maintain "key man" life insurance on any of our employees.


WE MAY NEVER OBTAIN APPROVAL TO MARKET MYOTROPHIN, IT MAY NOT BE COST-EFFECTIVE TO PURSUE MYOTROPHIN FOR OTHER INDICATIONS, AND THEREFORE WE MAY NEVER DERIVE REVENUE FROM MYOTROPHIN.

     Cephalon and Chiron have withdrawn the joint marketing authorization application for MYOTROPHIN in Europe for the treatment of ALS. We made this decision because of comments we received from the reviewer of the application concerning the results of our two pivotal ALS studies. These comments led us to believe that the reviewer would not approve our application. The withdrawal of our marketing authorization application for MYOTROPHIN in Europe may negatively affect the FDA approval process for MYOTROPHIN in the United States.

     In May 1998, the FDA issued a letter stating that the NDA application submitted jointly by Cephalon and Chiron to market MYOTROPHIN in the United States for the treatment of ALS was "potentially approvable," contingent, however, upon the submission of additional information from ongoing clinical studies that demonstrates to the satisfaction of the FDA that MYOTROPHIN is effective in the treatment of ALS. Cephalon and Chiron have had discussions with the FDA regarding safety and efficacy data and have submitted information from the ongoing treatment investigational new drug program ("T-IND"). The T-IND is a compassionate use program that is neither placebo-controlled nor blinded, and therefore is not designed to produce evidence of efficacy. We are not planning to submit additional data to the FDA at this time. The study of MYOTROPHIN in ALS patients being conducted by Kyowa Hakko in Japan is not under our control. Results from that study may be available in late 1999 but may not satisfy the FDA's request for additional information. The prospects for regulatory approval of MYOTROPHIN continue to be very uncertain in the United States. We will continue to evaluate the prospects of receiving regulatory approval and, based on communications with the FDA, may determine to withdraw the new drug application.


     If the information submitted to the FDA to date does not prove to be sufficient for approval, a new study would be necessary, which would be expensive and would take years to complete. We are not sure whether the potential profits from sales of MYOTROPHIN would make an additional study cost-effective to conduct. Even if an additional study were conducted, the results of a new study may not be sufficient to obtain regulatory approval. If MYOTROPHIN were not approved for ALS, we are not sure it would be cost-effective to pursue MYOTROPHIN for any other indication.


OUR DEVELOPMENT AND MARKETING EFFORTS ARE HIGHLY DEPENDENT ON CORPORATE COLLABORATORS WHO MAY NOT DEVOTE SUFFICIENT TIME, RESOURCES AND ATTENTION TO OUR PROGRAMS, WHICH MAY ADVERSELY IMPACT OUR EFFORTS TO DEVELOP AND MARKET POTENTIAL PRODUCTS.

     Because we have limited resources, we have entered into a number of agreements with other pharmaceutical companies. These agreements may call for our partner to control:

 .    the supply of bulk or formulated drugs for commercial use or for use in clinical trials;
 .    the design and execution of clinical studies;
 .    the process of obtaining regulatory approval to market the product; and
 .    the marketing and selling of any approved product.

In each of these areas, our partners may not support fully our research and commercial interests since our program may well compete for time, attention and resources with the internal programs of our corporate collaborators. As such, we cannot be sure that our corporate collaborators will share our perspectives on the relative importance of our program, that they will commit sufficient resources to our program to move it forward effectively, or that the program will advance as rapidly as it might if we had retained complete control of all research, development, regulatory and commercialization decisions. For example, we rely on several of these collaborators for the production of compounds and the manufacture and supply of pharmaceutical products. If we learn from any of them that they will not, or cannot, continue to produce and supply compounds or products under the terms of our agreement(s), we would attempt to identify and obtain a commitment from another manufacturer. We cannot be certain that we would be able to locate an appropriate manufacturer or that a new manufacturer will be able to manufacture such compounds or products in sufficient quantities, at reasonable prices, and in accordance with cGMP requirements established by the FDA and other regulatory authorities.

WE MAY BE REQUIRED TO INCUR SIGNIFICANT COSTS TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS AND OUR COMPLIANCE MAY LIMIT ANY FUTURE PROFITABILITY.

     Our research and development activities involve the controlled use of harzardous, infectious and radioactive materials that could be hazardous to human health, safety or the environment. We store these materials and various wastes resulting from their use at our facility pending ultimate use and disposal. We are subject to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials and wastes resulting from their use, and we may be required to incur significant costs to comply with both existing and future environmental laws and regulations.

We believe that although our safety procedures for handling and disposing of these materials comply with federal, state and local laws and regulations, the risk of accidental injury or contamination from these materials cannot be entirely eliminated. In the event of an accident, we could be held liable for any resulting damages.

THE YEAR 2000 ISSUE MAY CAUSE COMPLIANCE FAILURE AND SERVICE INTERRUPTIONS IN OUR BUSINESS OR OPERATIONS IF CERTAIN OF OUR SUPPLIERS OR VENDORS ARE UNABLE TO BECOME YEAR 2000 COMPLIANT WHICH MAY CAUSE US TO INCUR ADDITIONAL EXPENSE.

     The "Year 2000 Issue" is typically the result of software and firmware being written using two digits rather than four to define the applicable year. If our software and firmware with date-sensitive functions are not Year 2000 complaint, these systems may recognize a date using "00" as the year 1900 rather than the year 2000.

     We have completed minor modifications to our computer systems, and at this time do not expect the Year 2000 Issue to pose a significant internal operational problem. However, we cannot be sure that the systems of other companies on which we rely will be complaint on or before January 1, 2000 and will not have an adverse effect on our operations. We have initiated formal communication with significant suppliers and third party vendors to determine the extent to which our operations are vulnerable to those third parties' failure to remediate their own Year 2000 hardware and software issues. Significant suppliers or third party vendors that are unable to become Year 2000 compliant could adversely affect our business or operations. We are also vulnerable to external forces that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failures and related service interruptions. We have not yet fully developed a comprehensive contingency plan addressing situations that may result if we are unable to achieve Year 2000 readiness of our critical operations.

                                USE OF PROCEEDS


     We will use the proceeds, if any, from the exercise of the note warrants and the P&P Warrants to:

     .   pay a portion of amounts due under the notes, potentially including payment of principal and payment of royalties due upon sales of PROVIGIL;

     .   support the ongoing development and marketing of PROVIGIL; and

     .   support our other research and development programs.

     We will not receive any proceeds from the resale of the note warrant shares or the P&P Warrant Shares.

                           EXERCISE OF THE WARRANTS

     The selling stockholders may offer up to 1,920,000 shares of our common stock issuable upon the exercise of the note warrants and Petkevich & Partners may offer up to 25,000 shares of our common stock issuable upon the exercise of the P&P warrants.

     The note warrants consist of Class A warrants and Class B warrants that were issued to the selling stockholders in connection with their purchase of our 11% Revenue Sharing Senior Secured Notes due 2002.

     We issued the P&P warrants to P&P as compensation for providing financial advice to us. The P&P warrants have the same terms as the Class A warrants.

     The note warrants permit the holders of the note warrants to purchase up to 1,920,000 note warrant shares at an exercise price, subject to adjustment, of $10.08 per note warrant share. Holders of the Class A warrants have the right to exercise part or all of the Class A warrants at any time during the period beginning March 1, 1999 and ending March 1, 2004. Holders of the Class B warrants may exercise all or part of the Class B warrants at any time beginning March 1, 2002 (subject to acceleration upon the occurrence of certain events, including a consolidation, merger or reorganization) and ending March 1, 2004.

     The P&P Warrants permit P+P to purchase up to 25,000 P&P warrant shares at an exercise price, subject to adjustment, of $10.08 per P&P warrant share.

     The number of note warrant shares and P&P warrant shares is subject to adjustment, upon the following events:

     .   the subdivision or combination of shares of common stock;

     .   the issuance of dividends in the form of common stock or other securities;

     .   the issuance to all holders of common stock of rights, options or warrants to purchase common stock for less than the market price at the time of such issuance;

     .   the issuance of dividends in the form of debt securities or other property; and

     .   the payment of cash dividends in excess of 10% of the market price of our common stock at the time.

     If any of these events occur, the exercise price of each note warrant share and each P&P warrant share is subject to a corresponding adjustment.

     The holders of the note warrants will forfeit Class B warrants to purchase up to 480,000 of the note warrant shares issuable upon exercise of the Class B warrants if we achieve specified PROVIGIL sales levels.

                             SELLING STOCKHOLDERS


     On March 1, 1999, we issued (i) note warrants to purchase up to 1,920,000 note warrant shares and (ii) P&P warrants to purchase up to 25,000 P&P warrant shares. Under the terms of the note purchase agreements relating to our revenue sharing notes and the warrants, we are obligated to use our best efforts to maintain an effective registration statement for the period from the effectiveness of the registration statement of which this prospectus forms a part and the earlier of (a) two years after the expiration of the exercise period for the warrants and (b) the time at which the holders no longer own any registrable securities. After the exercise of the note warrants and the P&P warrants, the selling stockholders may offer or sell the shares received upon the exercise of the warrants from time to time in the manner contemplated under "Plan of Distribution."

     The following table sets forth certain information regarding the beneficial ownership of our common stock by the selling stockholders, and the maximum number of shares each may offer, assuming each selling stockholder chooses to exercise its warrants and elects to sell the shares it receives under this prospectus.

                                                             Number of Shares Not
                                         Number of Shares     Exercisable until    Maximum Number of      Beneficial Ownership
                                      Beneficially Owned(1)     March 1, 2002         Shares             After Resale of Shares
                                                                                                      ----------------------------
               Name of                                                                   Being           Number of
         Selling Stockholder                                                            Offered            Shares         Percent
--------------------------------------  -----------------   ---------------------  -----------------  -----------------  ---------
Delta Opportunity Fund, Ltd.                 348,000               116,000              464,000               0               -

Delta Opportunity Fund (Institutional)        32,000                44,000              176,000               0               -

DLJ Capital Group                              2,128                   709                2,837               0               -

DLJ ESC II, L.P.                              21,442                 7,147               28,589               0               -

The Kaufmann Fund, Inc.                      980,000               160,000              640,000            500,000            -

Sprout Capital VIII, L.P.                    245,492                81,831              327,323               0               -

Sprout Growth II, L.P.                       196,208                85,403              261,611               0               -

Sprout Venture Capital, L.P.                  14,730                 4,910               19,640               0               -

Petkevich & Partners                          25,500                     0               25,000              500              -

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The shares of common stock subject to options or warrants currently exercisable within 60 days of June 14, 1999 are deemed outstanding and to be beneficially owned by the selling stockholders holding such options or warrants.

               PLAN OF DISTRIBUTION FOR THE RESALE OF THE SHARES


A selling stockholder may from time to time, in one or more transactions, sell all or a portion of the note warrant shares and P+P may from time to time, in one or more transactions, sell all or a portion of the P+P warrant shares on the Nasdaq National Market, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the note warrant shares from time to time will be determined by a selling stockholder and the offering price of the P+P warrant shares from time to time will be determined by P+P, and at the time of such determination, may be higher or lower than the market price of our common stock on the Nasdaq National Market. The shares may be sold directly or through broker-dealers acting as principal or agent. The methods by which the shares may be sold include:
  . a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  . purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;
  . ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
  .   privately negotiated transactions.
     In effecting sales, brokers or dealers engaged by a selling stockholder or by P+P may arrange for other brokers or dealers to participate. These brokers or dealers may receive commissions or discounts from a selling stockholder or P+P as applicable, in amounts to be negotiated immediately prior to the sale. A selling stockholder, P+P and any underwriters, dealers or agents participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares by a selling stockholder or P+P and any commissions received by any broker-dealers may be deemed to be underwriting commissions under the Securities Act. In addition, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this prospectus.

     Additionally, in connection with the sale of the shares, a selling stockholder or P+P may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder or P+P. A selling stockholder or P+P may also enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer the shares. A selling stockholder or P+P may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default may sell or otherwise transfer the pledged shares.

     When a selling stockholder elects to make a particular offer of note warrant shares, or P+P elects to make a particular offer of P+P warrant shares, we will distribute a prospectus supplement, if required, that will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from a selling stockholder or P+P, as applicable, and any other required information.

     In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

     We also have agreed to indemnify the selling stockholders in certain circumstances, against certain liabilities arising under the Securities Act. Each selling stockholder or P+P has agreed to indemnify us and our directors and officers who sign the registration statement against certain liabilities, including liabilities arising under the Securities Act.

     We have agreed to pay all costs and expenses relating to the registration of the shares (other than fees and expenses, if any, of counsel or other advisors to the selling stockholders and P+P). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholder or P+P, as applicable, selling such shares.

     All references to selling stockholders in this Section shall also be deemed to include any transferees, assignees and pledgees of the selling stockholders.

                             ABOUT THIS PROSPECTUS

     You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     We have filed a Registration Statement on Form S-3, of which this prospectus forms a part, to register the resale of the shares with the SEC. As allowed by SEC rules, this prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

     The documents that we are incorporating by reference are:

     .    Our Annual Report on Form 10-K for the year ended December 31, 1998;
     .    Our Quarterly Report on Form 10-Q for the quarter ended March 31,
          1999;
     .    Our Current Report on Form 8-K filed with the SEC on March 1, 1999;
          and
     . The description of our common stock that is contained in our Form 8-A Registration Statement filed with the SEC on March 15, 1991, including any amendments or reports filed for the purpose of updating such description.

     Any documents which we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the end of any offering of securities made under this prospectus will also be considered to be incorporated by reference.

     If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. We will provide such documents to you free of charge, but will not include any exhibits, unless those exhibits are incorporated by reference into the document. You should address written requests for documents to John Osborn, Senior Vice President and General Counsel, Cephalon, Inc., 145 Brandywine Parkway, West Chester, PA 19380, (610) 344-0200.

                          FORWARD-LOOKING STATEMENTS

         Our disclosure and analysis in this prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as "anticipate", "estimate", "expect", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to present or anticipated scientific progress, development of potential pharmaceutical products, future revenues, capital expenditures, research and development expenditures, future financing and collaborations, personnel, manufacturing requirements and capabilities, and other statements regarding matters that are not historical facts or statements of current condition.

         Any or all of our forward-looking statements in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

         We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make in our 10-Q, 8-K and 10-K reports to the SEC. Also note that we provide a cautionary discussion of risks and uncertainties relevant to our business under "Risk Factors" on page 5 of this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                                 LEGAL OPINION


     Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, will pass on the validity of the shares.


                                    EXPERTS



     The financial statements incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

================================================================================

                               1,945,000 Shares



                                CEPHALON, INC.





                                 Common Stock



                                  ----------

                                  PROSPECTUS

                                  ----------







                                 July __, 1999

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table shows the estimated expenses of the issuance and distribution of the securities offered hereby.


          Commission fee........................................  $  5,450.00
          Nasdaq listing fee....................................  $ 17,500.00
          Legal fees, accounting fees and expenses..............  $300,000.00

              Total.............................................  $322,950.00
                                                                  ==========

All of the amounts shown are estimates except for the fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article 9 of the Company's By-Laws provides for the indemnification of directors, officers, employees and agents of the Company to the maximum extent permitted by the Delaware General Corporation Law. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     The Company's By-laws permit it to purchase insurance on behalf of such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the foregoing provision of the By-laws.

ITEM 16. LIST OF EXHIBITS

The exhibits filed as part of this registration statement are as follows:

EXHIBIT
NUMBER       DESCRIPTION

5.1** Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.

23.1** Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 hereto).

23.2*        Consent of Arthur Andersen LLP

24.1**       Powers of Attorney (included on signature page).

___________

*       Filed herewith.
**      Previously filed.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Restated Certificates of Incorporation, its By-laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a Postt-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraph (I)(i) and 1(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No.2 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in West Chester, Pennsylvania, on this 14th day of July, 1999.

                          CEPHALON, INC.


                          By: /s/ Frank Baldino, Jr, Ph.D.
                              -------------------------------------------
                              Frank Baldino, Jr., Ph.D.
                              President, Chief Executive Officer and Director

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed below by the following persons and by Frank Baldino, Jr., Ph.D. as attorney-in-fact for the specified persons in the capacities and on the dates indicated.

                             NAME                                                 TITLE                                  DATE
                             ----                                                 -----                                  ----
By: /s/ Frank Baldino, Jr., Ph.D.                                   President, Chief Executive Officer and           July 14, 1999
   ----------------------------------------------------------
   Frank Baldino, Jr., Ph.D.                                        Director (Principal executive officer)

By:                           *                                     Executive Vice President, Chief Operating        July 14, 1999
   ----------------------------------------------------------
   Bruce A. Peacock                                                 Officer and Director

By:                           *                                     Director                                         July 14, 1999
   ----------------------------------------------------------
   William P. Egan

By:                           *                                     Director                                         July 14, 1999
   ----------------------------------------------------------
   Robert J. Feeney, Ph.D.

By:                           *                                     Director                                         July 14, 1999
   ----------------------------------------------------------
   Martyn D. Greenacre

By:                           *                                     Director                                         July 14, 1999
   ----------------------------------------------------------
   Kevin E. Moley

By:                           *                                     Director                                         July 14, 1999
   ---------------------------------------------------------
   Horst Witzel, Dr.-Ing.

By:                           *                                     Senior Vice President, Finance and Chief         July 14, 1999
   ---------------------------------------------------------
   J. Kevin Buchi                                                   Financial Officer (Principal financial and
                                                                    accounting officer)

                                CEPHALON, INC.

                      REGISTRATION STATEMENT ON FORM S-3

                                 EXHIBIT INDEX
                                 -------------

EXHIBIT                                                                                       PAGE
NUMBER                                     DOCUMENT                                          NUMBER
------       ---------------------------------------------------------------------           ------
   5.1**     Opinion of Morgan, Lewis & Bockius LLP
  23.1**     Consent of Morgan, Lewis & Bockius LLP (included in its opinion as
             Exhibit 5.1 hereto)
  23.2*      Consent of Arthur Andersen LLP
  24.1**     Powers of Attorney (included as part of the signature page of this
             Registration Statement)
_________
     *    Filed herewith
    **    Previously filed